EXHIBIT No. 12


              CITIZENS UTILITIES COMPANY AND SUBSIDIARIES
   Statement Showing Computation of Ratio of Earnings to Fixed Charges
                 and Earnings to Combined Fixed Charges
                  for the year ended December 31, 1997
                       (DOLLARS IN THOUSANDS)


                                                                                                Ratio of
                                                                               Ratio of       Earnings to
                                                                              Earnings to    Combined Fixed
                                                                             Fixed Charges       Charges
                                                                           -----------------------------------

Net Income                                                                (A)   $10,100         $10,100


Dividends on convertible preferred securities,net of income tax benefit   (B)     6,210               0
                                                                           -----------------------------------

(A+B)                                                                     (C)    16,310          10,100

Taxes based on income or profits                                          (D)     7,157           3,305
                                                                           -----------------------------------

Earnings, before income taxes and fixed charges (C+D)                     (E)    23,467          13,405

Fixed Charges                                                             (F)   122,172         132,235
                                                                           -----------------------------------

Earnings before income taxes and fixed charges (E + F)                    (G)   $145,639        $145,640

Ratio of Pre-tax Income to Net Income before dividends on convertible
  preferred                                    (E / C)                              1.44            1.33

Ratio of Earning to Fixed Charges  (G/F)                                            1.19            1.10
